Exhibit(g)(iii)

AMENDED AND RESTATED CUSTODY AGREEMENT

This AMENDED AND RESTATED CUSTODY AGREEMENT is dated as of October 1, 2025, 2025, effective as of September 10th, 2025, between DRIEHAUS MUTUAL FUNDS, a statutory trust organized under the laws of the State of Delaware, having its principal office and place of business at 25 East Erie Street, Chicago, Illinois 60611 (the “Fund”), and THE NORTHERN TRUST COMPANY (the “Custodian”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603 (the “Agreement”) and constitutes an amendment and restatement of the prior Custody Agreement, as amended, restated or otherwise modified from time to time prior to the date hereof, between the Fund and the Custodian dated as of August 12, 2009 and effective as of October 15, 2009.

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the Fund and the Custodian agree as follows:

1.	Definitions.

Whenever used in this Agreement or in any Schedules to this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)	“Assets” shall mean moneys and Securities delivered to the Custodian by or on behalf of the Fund from time to time pursuant to the terms of this Agreement.

(b)	“Authorized Person” shall be deemed to include the Chairman of the Board of Directors, the President, and any Vice President, the Secretary, the Treasurer or any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors to give Instructions on behalf of the Fund and listed in the certification annexed hereto as Schedule A or such other certification as may be received by the Custodian from time to time pursuant to Section 23(a).

(c)	“Board of Directors” shall mean the Board of Trustees of the Fund.

(d)	“Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

(e)	“Confidential Information” means and includes all non-public information concerning the Fund or Portfolios which the Custodian receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which (i) is or becomes available to the general public by means other than the Custodian’s breach of the terms of this Agreement, (ii) the Custodian obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information, or (iii) was within the Custodian’s possession prior to its being furnished pursuant hereto or becomes available on a non-confidential basis from a source other than the Fund, a Portfolio or any of its representatives.

(f)	“Declaration of Trust” shall mean the Declaration of Trust of the Fund, including all amendments thereto.

Exhibit(g)(iii)

(g)	“Delegate of the Fund” shall mean and include any entity to whom the Board of Directors of the Fund has delegated responsibility under Rule 17f-5 of the 1940 Act.

(h)	“Depository” shall mean The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission under Section 17(a) of the Securities Exchange Act of 1934, as amended, its successor or successors and its nominee or nominees, the use of which is hereby specifically authorized.

(i)	“Eligible Securities Depository” shall have the same meaning as set forth in Rule 17f-7(b)(1).

(j)	“Instruction” shall mean written (including telecopied, telexed, or electronically transmitted in a form that can be converted to print) or oral instructions actually received by the Custodian which the Custodian reasonably believes were given by an Authorized Person. An Instruction shall also include any instrument in writing actually received by the Custodian which the Custodian reasonably believes to be genuine and to be signed by any two officers of the Fund, whether or not such officers are Authorized Persons. Except as otherwise provided in this Agreement, “Instructions” may include instructions given on a standing basis.

(k)	“1940 Act” shall mean the Investment Company Act of 1940, and the Rules and Regulations thereunder, all as amended from time to time.

(l)	“Off-Book Cash Account” means a segregated cash account opened on the books of a Sub-Custodian directly in the name of the Fund, recording all cash in an Off-Book Currency received or paid by the Sub-Custodian from or on account of the Fund. A Separate Account may link to an Off-Book Cash Account.

(m)	“Off-Book Currency” means a currency which is not held on the Custodian’s balance sheet but rather is held directly by the Fund with a Sub-Custodian in an Off-Book Cash Account.

(n)	“On-Book Currency” means a currency held by the Custodian on its balance sheet.

(o)	“Portfolio” refers to each of the separate and distinct investment portfolios or Series of the Fund which the Fund and the Custodian shall have agreed in writing shall be subject to this Agreement, as identified in Schedule B hereto.

(p)	“Prospectus” shall include each current prospectus and statement of additional information of the Fund with respect to a Portfolio.

(q)	“Rule 17f-5” shall mean Rule 17f-5 under the 1940 Act.

(r)	“Rule 17f-7” shall mean Rule 17f-7 under the 1940 Act.

(s)	“Shares” refers to the shares of the Fund.

(t)	“Security” or “Securities” shall be deemed to include bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities, commodity interests and investments from time to time owned by a Portfolio and held in the Portfolio’s account.

Exhibit(g)(iii)

(u)	“Sub-Custodian” shall mean and include (i) any branch of the Custodian, and (ii) any “eligible foreign custodian,” as that term is defined in Rule 17f-5 under the 1940 Act, approved by the Fund or a Delegate of the Fund in the manner required by Rule 17f-5. For the avoidance of doubt, the term “Sub-Custodian” shall not include any central securities depository or clearing agency or other Settlement System.

(v)	“Transfer Agent” shall mean the person which performs as the transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund.

2.	Appointment of Custodian.

(a)	The Fund hereby constitutes and appoints the Custodian as custodian of all the Securities and moneys owned by or in the possession of a Portfolio during the period of this Agreement.

(b)	The Custodian shall provide tax reclaim services to the extent the Fund has provided the necessary documentation in order for Custodian to provide such service.

(c)	The Custodian hereby accepts appointment as such custodian and agrees to perform the duties thereof as hereinafter set forth and in accordance with applicable law including the 1940 Act and the rules promulgated thereunder that are applicable to the Custodian.

(d)	If the Fund has more than one Portfolio, the Custodian will segregate the Assets of each Portfolio to which this Agreement relates into a separate account for each such Portfolio (each, a “Separate Account”) containing the Assets of such Portfolio (and all investment earnings thereon). Unless the context otherwise requires, any reference in this Agreement to any actions to be taken by the Fund shall be deemed to refer to the Fund acting on behalf of one or more of its Portfolios, any reference in this Agreement to any assets of the Fund, including, without limitation, any portfolio securities and cash and earnings thereon, shall be deemed to refer only to assets of the applicable Portfolio, any duty or obligation of the Custodian hereunder to the Fund shall be deemed to refer to duties and obligations with respect to such individual Portfolio and any obligation or liability of the Fund hereunder shall be binding only with respect to such individual Portfolio, and shall be discharged only out of the assets of such Portfolio.

3.	Appointment and Removal of Sub-Custodians.

(a)	The Custodian may appoint one or more Sub-Custodians to act as sub-custodian or sub-custodians of Securities and moneys at any time held in any Portfolio, upon the terms and conditions specified in this Agreement. The Custodian shall oversee the maintenance by any Sub-Custodian of any Securities or moneys of any Portfolio.

(b)	The Agreement between the Custodian and each Sub-Custodian described in clause (ii) of Section 1(u) and acting hereunder shall contain any provisions necessary to comply with Rule 17f-5 under the 1940 Act.

(c)	Prior to the Custodian’s use of any Sub-Custodian described in clause (ii) of Section 1(u), the Fund or a Delegate of the Fund must approve such Sub-Custodian in the manner required by Rule 17f-5 and to the extent the Custodian is not acting as the Delegate, the Fund or the Delegate must provide the Custodian with satisfactory evidence of such approval.

Exhibit(g)(iii)

(d)	The Custodian shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an “eligible foreign custodian” or has otherwise ceased to meet the requirements under Rule 17f-5. If the Custodian intends to remove any Sub-Custodian previously approved by the Fund or a Delegate of the Fund pursuant to Section 3(c), and the Custodian proposes to replace such Sub-Custodian, the Custodian will so notify the Fund or a Delegate of the Fund and provide it with information reasonably necessary to determine such proposed Sub-Custodian’s eligibility under Rule 17f-5, including a copy of the proposed agreement with such Sub-Custodian. The Fund shall at the meeting of the Board of Directors next following receipt of such notice and information, or a Delegate of the Fund shall promptly after receipt of such notice and information, determine whether to approve the proposed Sub-Custodian and will promptly thereafter give written notice of the approval or disapproval of the proposed action.

(e)	The Custodian hereby represents to the Fund that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian in connection with the safekeeping of property of a Portfolio pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

3A.	Delegation of Foreign Custody Management.

(a)	The Fund hereby delegates to Custodian the responsibilities set forth in subparagraph (b) below of this Section 3A, in accordance with Rule 17f-5 with respect to foreign custody arrangements for the Fund’s existing and future investment portfolios, except that the Custodian shall not have such responsibility with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule D, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.

(b)	With respect to each arrangement with any Sub-custodian regarding the Assets of any investment portfolio of the Fund for which Custodian has responsibility under this Section 3A (a “Foreign Custodian”), Custodian shall:

(i)	determine that the Fund’s Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such Assets, including without limitation, the factors set forth in Rule 17f-5(c)(l);

(ii)	determine that the written contract with such Foreign Custodian governing the foreign custody arrangements complies with the requirements of Rule 17f-5 and will provide reasonable care for the Fund’s Assets;

(iii)	establish a system to monitor the appropriateness of maintaining the Fund’s Assets pursuant to Rule 17f-5 with such Foreign Custodian and the contract governing the Fund’s foreign custody arrangements, and performing such monitoring;

(iv)	provide to the Fund’s Board of Directors, at least annually, written reports notifying the Board of the placement of the Fund’s Assets with a particular Foreign Custodian and periodic reports of any material changes to the Fund’s foreign custodian arrangements; and

(v)	withdraw the Fund’s Assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirements of Rule 17f-5.

Exhibit(g)(iii)

4.	Use of Sub-Custodians and Securities Depositories.

With respect to property of a Portfolio which is maintained by the Custodian in the custody of a Sub-Custodian pursuant to Section 3:

(a)	The Custodian will identify on its books as belonging to the particular Portfolio any property held by such Sub-Custodian.

(b)	In the event that a Sub-Custodian permits any of the Securities placed in its care to be held in an Eligible Securities Depository, such Sub-Custodian will be required by its agreement with the Custodian to identify on its books such Securities as being held for the account of the Custodian as a custodian for its customers.

(c)	Any Securities held by a Sub-Custodian will be subject only to the instructions of the Custodian or its agents; and any Securities held in a Securities Depository for the account of a Sub-Custodian will be subject only to the instructions of such Sub-Custodian.

(d)	The Custodian will only deposit Assets of a Portfolio in an account with a Sub-Custodian which includes exclusively the assets held by the Custodian for its customers, and will cause such account to be designated by such Sub-Custodian as a special custody account for the exclusive benefit of customers of the Custodian.

(e)	Before any Securities are placed in an Eligible Securities Depository, the Custodian shall provide the Fund’s Board of Directors with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depository.

(f)	The Custodian or its agent shall continue to monitor the custody risks associated with maintaining the Securities with a each Eligible Securities Depository and shall promptly notify the Fund’s Board of Directors of any material changes in said risks.

5.	Compensation.

(a)	The Fund will compensate the Custodian for its services rendered under this Agreement in accordance with the fees set forth in the Fee Schedule annexed hereto as Schedule C (the “Fee Schedule”) and incorporated herein. Such Fee Schedule does not include reasonable out-of-pocket disbursements of the Custodian for which the Custodian shall be entitled to bill separately; provided that out-of-pocket disbursements may include only the items specified in Schedule C.

(b)	If the Fund requests that the Custodian act as Custodian for any Portfolio hereafter established, at the time the Custodian commences serving as such for said Portfolio, the compensation for such services shall be reflected in a fee schedule for that Portfolio, dated and signed by an officer of each party hereto, which shall be attached to or otherwise reflected in Schedule C of this Agreement.

(c)	Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, or replacing Schedule C with, a revised Fee Schedule, dated and signed by an officer of each party hereto.

Exhibit(g)(iii)

(d)	The Custodian will bill the Fund for its services to each Portfolio hereunder as soon as practicable after the end of each calendar quarter, and said billings will be detailed in accordance with the Fee Schedule for the Fund. The Fund will promptly pay to the Custodian the amount of such billing.

(e)	The Custodian (not the Fund) will be responsible for the payment of the compensation of each Sub-Custodian.

6.	Custody of Cash and Securities.

(a)	Receipt and Holding of Assets. The Fund will deliver or cause to be delivered to the Custodian and any Sub-Custodians all Securities and moneys of any Portfolio at any time during the period of this Agreement and shall specify the Portfolio to which the Securities and moneys are to be specifically allocated. The Custodian will not be responsible for such Securities and moneys until actually received by it or by a Sub-Custodian. The Fund may, from time to time in its sole discretion, provide the Custodian with Instructions as to the manner in which, and in what amounts, Securities and moneys of a Portfolio are to be held on behalf of such Portfolio in the Book-Entry System or a Depository. Securities and moneys of a Portfolio held in the Book-Entry System or a Depository will be held in accounts which include only assets of Custodian that are held for its customers. After consultation with the Fund, the Custodian may decline to accept delivery or custody of any assets it deems in good faith to carry onerous contingent or operational liabilities. The Custodian will notify the Trust in the event it declines to accept delivery or custody of assets for reasons set forth in this Section 6(a).

(b)	Accounts and Disbursements. The Custodian shall establish and maintain Separate Accounts for each Portfolio and shall credit to the Separate Account all moneys received by it or a Sub-Custodian for the account of such Portfolio and shall disburse, or cause a Sub-Custodian to disburse (including instructing cash movements to or from any Off-Book Cash Accounts), the same only:

1.	In payment for Securities purchased for the Portfolio, as provided in Section 7 hereof;

2.	In payment of dividends or distributions with respect to the Shares of such Portfolio, as provided in Section 13 hereof;

3.	In payment of original issue or other taxes with respect to the Shares of such Portfolio, as provided in Section 14(c) hereof;

4.	In payment for Shares which have been redeemed by such Portfolio, as provided in Section 14 hereof;

5.	In payment of fees and in reimbursement of the reasonable expenses and liabilities of the Custodian attributable to the Fund, as provided in Sections 5 and 19(h) hereof;

6.	Pursuant to Instructions setting forth the name of the Portfolio and the name and address of the person to whom the payment is to be made, the amount to be paid and the purpose for which payment is to be made.

(c)	Fail Float. In the event that any payment made for a Portfolio under this Section 6 exceeds the funds available in that Portfolio’s Separate Account, the Custodian or relevant Sub-Custodian, as the case may be, may, in its discretion, advance the Fund on behalf of that Portfolio an amount equal to such excess and such advance shall be deemed an overdraft from the Custodian or such Sub-Custodian to that Portfolio payable on demand, bearing interest at the rate of interest customarily charged by the Custodian or such Sub-Custodian on similar overdrafts.

Exhibit(g)(iii)

(d)	Confirmation and Statements. At least monthly, the Custodian shall furnish the Fund with a detailed statement of the Securities and moneys held by it and all Sub-Custodians for each Portfolio. Further, such statements of account will include details of all receipts and disbursements of any Off-Book Cash Account, which shall be a reflection of information received from the relevant Sub-Custodian by the Custodian. Such statements comprise the accounting book of record for the assets of each Fund for which the Custodian acts as custodian. Where securities purchased for a Portfolio are in a fungible bulk of securities registered in the name of the Custodian (or its nominee) or shown on the Custodian’s account on the books of a Depository, the Book-Entry System or a Sub-Custodian, the Custodian shall maintain such records as are necessary to enable it to identify the quantity of those securities held for such Portfolio. In the absence of the filing in writing with the Custodian by the Fund of exceptions or objections to any such statement within 60 days after the date that a material defect is reasonably discoverable, the Fund shall be deemed to have approved such statement.

(e)	Registration of Securities and Physical Separation. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such Securities as are held in the Book-Entry System, shall be held by the Custodian or a Sub-Custodian in that form; all other Securities held for a Portfolio may be registered in the name of that Portfolio, in the name of any duly appointed registered nominee of the Custodian or a Sub-Custodian as the Custodian or such Sub-Custodian may from time to time determine, or in the name of the Book-Entry System or a Depository or their successor or successors, or their nominee or nominees. The Fund reserves the right to instruct the Custodian as to the method of registration and safekeeping of the Securities. The Fund agrees to furnish to the Custodian appropriate instruments to enable the Custodian or any Sub-Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of the Book-Entry System or a Depository, any Securities which the Custodian or a Sub-Custodian may hold for the account of a Portfolio and which may from time to time be registered in the name of a Portfolio. The Custodian shall hold all such Securities specifically allocated to a Portfolio which are not held in the Book-Entry System or a Depository in a Separate Account for such Portfolio in the name of such Portfolio physically segregated at all times from those of any other person or persons.

(f)	Segregated Accounts. Upon receipt of an Instruction, the Custodian will establish segregated accounts on behalf of a Portfolio to hold liquid or other Assets as it shall be directed by such Instruction and shall increase or decrease the Assets in such segregated accounts only as it shall be directed by subsequent Instruction. The Custodian shall also ensure that each Sub-Custodian, to the extent permitted by applicable law, identifies on its books all liquid and other assets of a Portfolio as belonging to clients of the Custodian.

(g)	Collection of Income and Other Matters Affecting Securities. Except as otherwise provided in an Instruction, the Custodian, by itself or through the use of the Book-Entry System or a Depository with respect to Securities therein maintained, shall, or shall instruct the relevant Sub-Custodian to:

Exhibit(g)(iii)

1.	Collect all income due or payable with respect to Securities in accordance with this Agreement;

2.	Present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed or retired, or otherwise become payable;

3.	Surrender Securities in temporary form for derivative Securities;

4.	Execute any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect; and

5.	Hold directly, or through the Book-Entry System or a Depository with respect to Securities therein deposited, for the account of each Portfolio all rights and similar Securities issued with respect to any Securities held by the Custodian or relevant Sub-Custodian for each Portfolio.

6.	Use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Fund, via its normal reporting, of the late payment.

(h)	Delivery of Securities and Evidence of Authority. Upon receipt of an Instruction, the Custodian, directly or through the use of the Book-Entry System or a Depository, shall, or shall promptly instruct the relevant Sub-Custodian to:

1.	Execute and deliver or cause to be executed and delivered to such persons as may be designated in such Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any Securities may be exercised; provided that the Custodian will have no responsibility to provide the Fund with a voting service in respect of upcoming shareholder and noteholder meetings in relation to Securities owned by the Fund or a Portfolio;

2.	Deliver or cause to be delivered any Securities held for a Portfolio in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

3.	Deliver or cause to be delivered any Securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement in the Separate Account for each such Portfolio certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

4.	Make or cause to be made such transfers or exchanges of the Assets specifically allocated to the Separate Account of a Portfolio and take such other steps as shall be stated in Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

Exhibit(g)(iii)

5.	Deliver Securities upon sale of such Securities for the account of a Portfolio pursuant to Section 7;

6.	Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into on behalf of a Portfolio;

7.	Deliver Securities of a Portfolio to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided, however, that in any such case the cash or other consideration is to be delivered to the Custodian or Sub-Custodian, as the case may be;

8.	Deliver Securities in connection with any loans of securities made by a Portfolio, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund, which may be in the form of cash or obligations issued by the United States Government, its agencies or instrumentalities;

9.	Deliver Securities as security in connection with any borrowings by a Portfolio requiring a pledge of Portfolio Assets, but only against receipt of the amounts borrowed;

10.	Deliver Securities to the Transfer Agent or its designee or to the holders of Shares in connection with distributions in kind, in satisfaction of requests by holders of Shares for repurchase or redemption;

11.	Deliver Securities for any other proper business purpose, but only upon receipt of, in addition to written Instructions, a copy of a resolution or other authorization of the Fund certified by the Secretary of the Fund, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper business purpose, and naming the person or persons to whom delivery of such Securities shall be made.

(i)	Endorsement and Collection of Checks, Etc. The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of a Portfolio.

(j)	Execution of Required Documents. The Custodian is hereby authorized to execute any and all applications or other documents required by a regulatory agency or similar entity as a condition of making investments in the foreign market under such entity’s jurisdiction.

7.	Purchase and Sale of Securities.

(a)	Promptly after the purchase of Securities, the Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such purchase: (1) the name of the Portfolio to which such Securities are to be specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or the principal amount purchased and accrued interest, if any; (4) the date of purchase and settlement; (5) the purchase price per unit; (6) the total amount payable upon such purchase; and (7) the name of the person from whom or the broker through whom the purchase was made, if any. The Custodian or specified Sub-Custodian shall receive the Securities purchased by or for a Portfolio and upon receipt thereof (or upon receipt of advice from a Depository or the Book-Entry System that the Securities have been transferred to the Custodian’s account or upon receipt of instructions relating to an Off-Book Cash Account) shall pay to the broker or other person specified by the Fund or its designee out of the moneys held for the account of such Portfolio the total amount payable upon such purchase, provided that the same conforms to the total amount payable as set forth in such Instruction.

Exhibit(g)(iii)

(b)	Promptly after the sale of Securities, the Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such sale: (1) the name of the Portfolio to which the Securities sold were specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or principal amount sold, and accrued interest, if any; (4) the date of sale; (5) the sale price per unit; (6) the total amount payable to the Portfolio upon such sale; and (7) the name of the broker through whom or the person to whom the sale was made. The Custodian or relevant Sub-Custodian shall deliver or cause to be delivered the Securities to the broker or other person designated by the Fund upon receipt (or upon confirmation of receipt in an Off-Book Cash Account) of the total amount payable to such Portfolio upon such sale; provided that the same conforms to the total amount payable to such Portfolio as set forth in such Instruction. Subject to the foregoing, the Custodian or relevant Sub-Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

(c)	Notwithstanding (a) and (b) above, cash in any of the Portfolios may be invested by the Custodian for short term purposes pursuant to standing Instructions from the Fund. For the avoidance of doubt, this Section 7(c) shall apply to On-Book Currency only.

8.	Lending of Securities.

If the Fund and the Custodian enter into a separate written agreement authorizing the Custodian to lend Securities, the Custodian may lend Securities pursuant to such agreement. Such agreement must be approved by the Fund in the manner required by any applicable law, regulation or administrative pronouncement, and may provide for the payment of additional reasonable compensation to the Custodian.

9.	Investment in Derivatives.

(a)	In the event the assets of any Portfolio are invested in financial futures or options on futures, the Custodian shall, pursuant to Instructions (which may be standing Instructions): (i) transfer initial margin to a futures commission merchant or third party safekeeping bank pursuant to Instructions and (ii) pay or demand variation margin in accordance with industry practice to or from the designated futures commission merchant based on daily marking to market calculations. The Custodian shall have no investment or custodial responsibility with respect to assets transferred to a futures commission merchant or safekeeping bank.

(b)	In connection with any type of options transaction in a Portfolio, including, but not limited to, put and call options, the Custodian is authorized to pledge assets of the Portfolio as collateral for such transaction pursuant to Instructions.

(c)	In connection with any short sale transactions with respect to any Portfolio, the Custodian’s responsibilities shall be limited to putting the short positions on record, and accepting or transferring assets to or from the Portfolio pursuant to Instructions. The Custodian shall have no responsibility to calculate realized gains or losses, nor shall the Custodian have any investment or custodial responsibility with respect to cash or securities held by brokers or others, in connection with such transactions.

Exhibit(g)(iii)

(d)	Pursuant to Instructions, and subject to the Custodian’s consent, the Custodian shall (i) enter into such additional procedural, safekeeping, custody, or other agreements with brokers, futures commission merchants, safekeeping banks or others as the Fund or its designee may deem necessary to effectuate any futures, options on futures, options or short sale transactions undertaken with respect to any Portfolio, and (ii) establish collateral accounts (which may be subaccounts of a Portfolio). The Fund or its designee shall approve the form and content of any such additional agreements, and the provisions of such agreements shall control in the event of a conflict with this Agreement. The Custodian shall have no investment or custodial responsibility hereunder for any assets held pursuant to any such agreement.

10.	Foreign Exchange Transactions.

(a)	To facilitate the administration of Fund’s trading and investment activity, when instructed by specific or standing Instruction, the Custodian is authorized to enter into spot or forward foreign exchange contracts with the Fund, or an Authorized Person for the Fund, and may also provide foreign exchange contracts or facilities through its subsidiaries, affiliates or Sub-Custodians. Instructions may be issued with respect to such contracts but the Custodian may establish rules or limitations concerning any foreign exchange facility made available. In all cases where the Custodian, its subsidiaries, affiliates or Sub-Custodians enter into a separate master foreign exchange contract with the Fund that covers foreign exchange transactions for the Portfolios, the terms and conditions of that foreign exchange contract, and to the extent not inconsistent, this Agreement, shall apply to such transactions. The Fund understands and accepts that the Custodian will be acting as principal in such transactions and shall provide such service at rates established in its discretion having regard to rates available in the foreign exchange market on the global trading day and may retain any profit derived from such service.

(b)	In the event the Custodian determines that the assets of a Separate Account or Off-Book Cash Account are insufficient to provide coverage in connection with any outstanding foreign exchange transactions executed on behalf of a Separate Account or Off-Book Cash Account, the Fund agrees upon written notice from the Custodian, it shall deliver to the Separate Account or Off-Book Cash Account immediately available funds or other assets acceptable to the Custodian in such amounts as the Custodian deems reasonably necessary to provide such coverage.

11.	Provisional Credits and Debits.

(a)	The Custodian is authorized, but shall not be obligated, to credit the Separate Account of a Portfolio with cash provisionally on payable date with respect to interest, dividends, distributions, redemptions or other amounts due. Otherwise, such cash will be credited to the Portfolio on the date such cash is actually received and reconciled to the Portfolio. In cases where the Custodian has credited a Portfolio with such cash prior to actual collection and reconciliation, the Fund acknowledges that the Custodian shall be entitled to recover any such credit on demand from the Fund and further agrees that the Custodian may reverse such credit if and to the extent that Custodian does not receive such amounts in the ordinary course of business.

(b)	If a Separate Account is maintained as a global custody account it shall participate in the Custodian’s contractual settlement date processing service (“CSDP”) unless the Custodian directs the Fund, or the Fund informs the Custodian, otherwise. Pursuant to CSDP the Custodian shall be authorized, but not obligated, to automatically credit or debit the Separate Account provisionally on contractual settlement date with cash in connection with any sale, exchange or purchase of securities. Otherwise, such cash shall be credited to the Separate Account on the day such cash is actually received by the Custodian and reconciled to the Separate Account. In cases where the Custodian credits or debits the Separate Account with cash prior to actual receipt and reconciliation, the Custodian may reverse such credit or debit as of contractual settlement date if and to the extent that any securities delivered by the Custodian are returned by the recipient, or if the related transaction fails to settle (or fails, due to market change or other reasons, to settle on terms which provide the Custodian full reimbursement of any provisional credit the Custodian has granted) within a reasonable period of time under the circumstances. The Fund agrees that it will not make any claim or pursue any legal action against the Custodian for loss or other detriment allegedly arising or resulting from the Custodian’s good faith determination to effect, not effect or reverse any provisional credit or debit to the Portfolio, except when Custodian has not satisfied its standard of care as set forth in Section 19.

Exhibit(g)(iii)

The Fund acknowledges and agrees that funds debited from the Separate Account on contractual settlement date including, without limitation, funds provided for the purchase of any securities under circumstances where settlement is delayed or otherwise does not take place in a timely manner for any reason, shall be held pending actual settlement of the related purchase transaction in a non-interest bearing deposit at the Custodian’s London Branch; that such funds shall be available for use in the Custodian’s general operations; and that the Custodian’s maintenance and use of such funds in such circumstances are, without limitation, in consideration of the Custodian’s providing CSDP.

(c)	The Fund recognizes that any decision to effect a provisional credit or an advancement of the Custodian’s own funds under this Agreement will be an accommodation granted entirely at the Custodian’s option and in light of the particular circumstances, which circumstances may involve conditions in different countries, markets and classes of assets at different times. The Fund shall make the Custodian whole for any loss which it may incur from granting such accommodations and acknowledges that the Custodian shall be entitled to recover any relevant amounts from the Fund on demand. All amounts thus due to the Custodian shall be paid by the Fund from the account of the relevant Portfolio unless otherwise paid on a timely basis, and until such amounts are paid, any credit to the relevant Separate Account in the same currency and in the normal and operational course of settlement of a transaction (including income payments) shall be automatically applied to repayment of such amounts owed to the Custodian. Furthermore, the Fund grants to the Custodian a continuing security interest and lien on all Assets of such Portfolio to secure such payments and agrees that the Custodian may apply or set off against such amounts any amounts credited by or due from the Custodian to the Fund. If funds in the Portfolio are insufficient to make any such payment, the Fund shall promptly deliver to the Custodian the amount of such deficiency in immediately available funds when and as specified by the Custodian’s written notification to the Fund.

12.	Cash.

(a)	In connection with the Custodian’s custody service, intra-day United States dollar cash receipts, holdings and disbursements of the Fund will be held by the Custodian on its balance sheet in Chicago. Intra-day cash receipts, holdings and disbursements of the Fund denominated in currencies other than United States dollars that are in any On-Book Currency will be held by the Custodian on the balance sheet of its London Branch. All cash held on the balance sheet of the Custodian’s Chicago office or any of its foreign branches will be held by the Custodian as depository bank. Such cash may be commingled with the Custodian’s own cash and the cash of its other clients. The Custodian’s liability to the Fund and the Portfolios in respect of cash of any Portfolio maintained on the balance sheet of the Custodian’s Chicago office or foreign branch shall be that of debtor.

Exhibit(g)(iii)

(b)	The Fund may direct (by standing instruction or otherwise) that United States dollars projected to be remaining in the Fund at the end of each business day be invested in an off-balance sheet investment vehicle offered by the Custodian for such purpose or invested in interest-bearing deposit obligations of one of the Custodian’s foreign branches, provided that the availability of any such off-balance sheet investment option will be in the Custodian’s discretion. The Custodian reserves the right to amend the interest rate applicable to United States dollar deposits in respect of which it pays interest. United States dollar cash that is not invested in an off-balance sheet, short-term investment vehicle or in an interest-bearing deposit obligation of the Custodian’s foreign branch described above will remain uninvested on the balance sheet of the Custodian’s Chicago office. Further, with respect to On-Book Currency consisting of non-United States dollars that remain in the Fund at the end of each business day, the Fund hereby directs that such currency shall be invested in an interest-bearing deposit account at the Custodian’s London Branch unless the Custodian receives other written instructions from the Fund. The Fund acknowledges that: (i) the availability of such on-balance sheet investment option will be available for eligible currencies only and will be in the Custodian’s discretion and (ii) the Custodian reserves the right to amend the interest rate applicable to any currency in respect of which the Custodian pays interest.

In connection with the foregoing and to the extent the Fund maintains cash deposits, intra-day or otherwise, of a global separate account at the Custodian’s London Branch, the Fund acknowledges and agrees that deposit accounts maintained at foreign branches of United States banks (including, if applicable, accounts in which customer funds for the purchase of securities are held on and after contractual settlement date), are not payable at any office of The Northern Trust Company in the United States; are not insured by the U.S. Federal Deposit Insurance Corporation; may not be guaranteed by any local or foreign governmental authority; are unsecured general credit liabilities; and in the event of the Custodian’s insolvency, may be subordinated in priority of payment to deposits payable in the United States. Therefore, beneficial owners of such foreign branch deposits may be unsecured creditors of The Northern Trust Company. Deposit account balances that are owned by United States residents are expected to be maintained in an aggregate amount of at least $100,000 or the equivalent in other currencies. For the avoidance of doubt, this Section 12(b) shall apply to On-Book Currency only.

(c)	The Fund further acknowledges and agrees that cash deposits maintained at any of the Custodian’s foreign branches are payable only in the currency in which an applicable deposit is denominated, are payable only on the Fund’s demand at the branch where the deposit is maintained, and are not payable at any of the Custodian’s offices in the United States. The Custodian does not promise or guarantee in any manner any such payment in the United States.

The Fund further acknowledges and agrees that such foreign branch deposits are subject to cross-border risk. The Custodian will have no obligation to make payment of foreign branch deposits if and for so long as the Custodian is: (a) prevented from doing so by reason of applicable law or regulation or any Sovereign Risk event affecting the foreign branch or the currency in which the applicable deposit is denominated or (b) unable to do so because it does not receive cash payments that were otherwise due to it (and that it would otherwise require to make payment of cash deposits to the Fund or a Portfolio) from a settlement system, clearing agency, central depository, federal entry account system or similar system (each a “Settlement System”) because the Settlement System’s access to its account with the relevant national central bank or a local correspondent bank is prohibited, denied or suspended, or the Settlement System is in its view otherwise prevented from accessing its account, in either case due to: (i) the Settlement System’s rules and operating procedures; (ii) insolvency proceedings; (iii) legislative actions; (iv) sanctions; or (v) order of any government or governmental body or international regulatory authority (including any court or tribunal). “Sovereign Risk” for purposes of this paragraph means nationalization, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, taxes, levies or other charges affecting the property rights of persons who are not residents of the affected jurisdiction; or acts of war, terrorism, insurrection or revolution; or any other act or event beyond the Custodian’s reasonable control. For the avoidance of doubt, this Section 12(c) shall apply to On-Book Currency only.

Exhibit(g)(iii)

(d)	With notice to the Fund in accordance with Section 12(f) below, in certain global markets, the Custodian, as the Delegate of the Fund, may make a determination to move currency off its balance sheet. In those markets, Off-Book Currency will be held in an Off-Book Cash Account with a Sub-Custodian which is operated by the Custodian on behalf of the Fund. For the avoidance of doubt:

1.	the Off-Book Currency shall represent a debt due by the relevant Sub-Custodian to the Fund, and the Fund will have a debtor-creditor relationship with such Sub-Custodian;

2.	the Custodian shall provide consolidated reporting with respect to such Off-Book Cash Account;

3.	the Custodian, on behalf of the Fund, shall enforce any and all rights of the Fund and remedies against such Sub-Custodian regarding any Off-Book Cash Account held through such Sub-Custodian and the Fund shall provide reasonable cooperation and coordination to the Custodian in connection therewith as reasonably necessary or required; and

4.	the standard of care set forth in Section 19(b) shall apply to the Custodian and such Sub-Custodian with respect to any Off-Book Cash Account held through such Sub-Custodian.

(e)	The Fund acknowledges and agrees:

1.	an Off-Book Cash Account is established to support custody activity on behalf of the Fund and, in order to coordinate the settlement in an Off-Book Currency and securities, the Custodian is authorized to open, close, access and operate, as applicable, any Off-Book Cash Account(s);

2.	the Fund shall issue instructions in connection with any Off-Book Cash Account to the Custodian and the Custodian will instruct the relevant Sub-Custodian;

3.	the Fund is responsible for the fees or charges on the Off-Book Cash Account and the Custodian is authorized to pay any such fees or expenses from the Off-Book Cash Account or a Separate Account as directed by the Fund; and

Exhibit(g)(iii)

4.	in order to operate the Off-Book Cash Account, the Custodian may be required to execute further documents to evidence the Custodian’s authority to open, close and operate, as applicable, the Off-Book Cash Accounts, including powers of attorney.

(f)	The Custodian shall notify the Fund from time to time via Atlas bulletins or similar notices that may be issued to the Fund through Northern Trust Passport® of markets requiring Off-Book Cash Accounts.

13.	Payment of Dividends or Distributions.

(a)	In the event that the Board of Directors of the Fund (or a committee thereof) authorizes the declaration of dividends or distributions with respect to a Portfolio, an Authorized Person shall provide the Custodian with Instructions specifying the record date, the date of payment of such distribution and the total amount payable to the Transfer Agent or its designee on such payment date.

(b)	Upon the payment date specified in such Instructions, the Custodian shall pay the total amount payable to the Transfer Agent or its designee out of the moneys specifically allocated to and held for the account of the appropriate Portfolio.

14.	Sale and Redemption of Shares.

(a)	Whenever the Fund shall sell any Shares, the Fund shall deliver or cause to be delivered to the Custodian an Instruction specifying the name of the Portfolio whose Shares were sold and the amount to be received by the Custodian for the sale of such Shares.

(b)	Upon receipt of such amount from the Transfer Agent or its designee, the Custodian shall credit such money to the Separate Account of the Portfolio specified in the Instruction described in paragraph (a) above.

(c)	Upon issuance of any Shares in accordance with the foregoing provisions of this Section 14, the Custodian shall pay all original issue or other taxes required to be paid in connection with such issuance upon the receipt of an Instruction specifying the amount to be paid.

(d)	Except as provided hereafter, whenever any Shares are redeemed, the Fund shall deliver or cause to be delivered to the Custodian an Instruction specifying the name of the Portfolio whose Shares were redeemed and the total amount to be paid for the Shares redeemed.

(e)	Upon receipt of an Instruction described in paragraph (d) above, the Custodian shall pay to the Transfer Agent (or such other person as the Transfer Agent directs) the total amount specified in such Instruction. Such payment shall be made from the Separate Account of the Portfolio specified in such Instruction.

15.	Corporate Action.

(a)	The Custodian will monitor publicly-available information in the applicable market about impending income payments on a Portfolio’s assets. Whenever the Custodian or any Sub-Custodian receives information concerning Securities held for a Portfolio which requires discretionary action by the beneficial owner of the Securities (other than a proxy), such as subscription rights, bond issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to Securities holders (“Corporate Actions”), the Custodian will promptly give the Fund or its designee notice of such Corporate Actions to the extent that the Custodian’s central corporate actions department has actual knowledge of a Corporate Action in time to notify the Fund, with periodic follow-up reminders, if reasonably possible, prior to the election deadline.

Exhibit(g)(iii)

(b)	When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar Corporate Action which bears an expiration date is received, the Custodian will endeavor to obtain an Instruction relating to such Corporate Action from an Authorized Person, but if such Instruction is not received in time for the Custodian to take timely action, or actual notice of such Corporate Action was received too late to seek such an Instruction, the Custodian shall consult with the Fund and shall not be required to take any action except as otherwise agreed in writing between the Custodian and the Portfolio (including pursuant to a standing Instruction) or as a may be set forth by the Custodian as a default action in its notice to the Fund pursuant to Section 15(a) hereof with respect to the corporate action.

(c)	The Custodian shall act on voluntary Corporate Actions solely as directed by the Fund or its designee, and in the absence of any such direction, will take such action described as the default action in the initial Corporate Actions notice to the Fund or its designee. If the Fund receives a distribution of rights, the Custodian shall hold to expiration, sell or exercise such rights solely as directed by the Fund or its designee. If a corporation whose common stock shares are held in the Fund declares a dividend in such stock, and payment of such dividend results in a fractional share, the Custodian shall promptly sell such fraction in any global market where such fractional share is not permitted.

(d)	The Custodian will promptly deliver proxies to the Fund or its designated agent pursuant to special arrangements which may have been agreed to in writing between the parties hereto. Such proxies shall be executed in the appropriate nominee name relating to Securities registered in the name of such nominee but without indicating the manner in which such proxies are to be voted; and where bearer Securities are involved, proxies will be delivered in accordance with an applicable Instruction, if any.

(e)	In the event that the Custodian receives notice of a settled securities class action litigation, the Custodian shall notify the Fund of any notices that require actions by the Fund. In the event that the Fund was an affected owner of the relevant Securities, the Custodian will promptly notify the Fund accordingly and file a claim in relation to that class action unless otherwise directed by the Fund. The Fund acknowledges that the Custodian provides class action support in specific markets only and details of such markets will be provided to the Fund Board on a quarterly basis.

16.	Tax Obligations

(a)	The Fund authorizes the Custodian (or its Foreign Custodian) to deduct from a Separate Account (or withhold from any transaction or payment) any income or other taxes, levies, penalties or interest required by any revenue or governmental authority for whatever reason in respect of such Separate Account, save where such penalties or interest is the direct result of the fraud, willful misconduct or negligence of the Custodian.

(b)	The Fund shall promptly deliver to the Custodian such documents, attestations, affidavits or certificates as the Custodian may reasonably require in connection with the Fund’s tax residency and status (“Tax Documents”). The Fund represents and warrants that such Tax Documents are true, accurate and not misleading in every respect and reflect the Fund’s full understanding of its tax status including its eligibility for tax relief or exemption from tax where applicable; and undertakes to notify the Custodian as soon as reasonably practicable if any information contained therein requires updating or correcting. The Fund acknowledges that it is ultimately responsible on an ongoing basis for determining its tax status in each jurisdiction, including its eligibility to claim any applicable reliefs pursuant to the relevant tax treaties in force from time to time. Upon request from the relevant tax authority, or where it forms part of an established market process or reporting requirement, the Custodian (or its Foreign Custodian) may share such Tax Documents with any relevant tax authority.

Exhibit(g)(iii)

(c)	The Custodian shall have no obligation to carry out any investigation with respect to the information provided in the Tax Documents, and the Fund will hold the Custodian harmless from any liability resulting from:

1.	the Fund’s provision of, or failure to provide, complete and accurate information.

2.	the withholding of material information by the Fund or any third party.

(d)	The Fund acknowledges that in the event that it does not, on a timely basis, deliver to the Custodian any Tax Documents requested under Section 16(b) above, that the Fund may become liable for, and the Custodian may deduct Cash from the applicable Separate Account, additional tax in respect of the securities held by the Custodian (or any Foreign Custodian) pursuant to this agreement. The Fund further acknowledges that the Custodian may also be restricted in its ability to provide other components of the services provided hereunder in the event it does not deliver to the Custodian such Tax Documents.

(e)	The Custodian may assume, unless instructed in writing otherwise, that the Fund or the relevant Portfolio, as applicable, is the beneficial owner of all assets held in the applicable Separate Account and the cash in an Off-Book Cash Account, from time to time, and all resultant income. The Fund shall notify the Custodian promptly of any change in its status or residence. The Fund shall be liable for any consequences resulting from its failure to fulfill its obligations under this Section 16.

17.	Tax Services

(a)	Except as otherwise agreed between the Custodian and the Fund, the Custodian shall provide a tax relief service, as more specifically set forth in this Section 17, with respect to taxation or levies imposed by the revenue authorities of those countries in which it is customary for a global custodian to apply for and obtain tax relief on behalf of its client, subject to the eligibility of the Fund for such services and the practicality of obtaining such tax relief, as determined by the Custodian in its discretion. Details of those jurisdictions in which the Custodian will provide such service from time to time are available from the Custodian upon request.

(b)	The tax relief service comprises:

1.	a relief at source service, pursuant to which the Custodian will obtain a reduction of withholding tax in the applicable market in respect of payments received or income derived in connection with the assets of a Separate Account or an Off-Book Cash Account to which the Custodian reasonably believes, subject to the Fund’s responsibilities outlined in Section 16(b), are available to the Fund; and

2.	subject to the Fund’s responsibilities outlined in Section 16(b), a tax reclaim service, pursuant to which the Custodian will apply to the relevant revenue authority for recovery of tax withheld on assets of a Separate Account or an Off-Book Cash Account eligible for such service.

Exhibit(g)(iii)

(c)	The Custodian shall provide such other tax or reporting services including, but not limited to, transfer taxes, local income or capital gains taxes, where it is customary for the Custodian, acting in accordance with the standard of care set forth in Section 19(b), to have a servicing responsibility.

(d)	The provision of the tax relief service is conditional upon:

1.	the timely receipt by the Custodian from the Fund of such documentation or other information as the Custodian may reasonably request from time to time including documentation relating to the Fund’s tax residency and status for the purposes of establishing the Fund’s eligibility for any applicable tax relief; and

2.	de minimus provisions of the Custodian, its Foreign Custodian or any Settlement System relating to the recovery of tax notified to the Fund from time to time.

18.	Persons Having Access to the Portfolios.

(a)	Neither the Fund nor any officer, director, employee or agent of the Fund, the Fund’s investment adviser, or any sub-investment adviser, shall have physical access to the assets of any Portfolio held by the Custodian or any Sub-Custodian or be authorized or permitted to withdraw any investments of a Portfolio, nor shall the Custodian or any Sub-Custodian deliver any assets of a Portfolio to any such person. No officer, director, employee or agent of the Custodian who holds any similar position with the Fund’s investment adviser, with any sub-investment adviser of the Fund or with the Fund shall have access to the assets of any Portfolio.

(b)	Nothing in this Section 18 shall prohibit any Authorized Person from giving Instructions to the Custodian so long as such Instructions do not result in delivery of or access to assets of a Portfolio prohibited by paragraph (a) of this Section 18.

(c)	The Custodian represents that it maintains systems and policies and procedures that are reasonably designed to prevent unauthorized persons from having access to the assets that it holds (by any means) for its customers.

19.	Concerning the Custodian.

(a)	Scope of Services. The Custodian shall be obligated to perform only such services as are set forth in this Agreement or expressly contained in an Instruction given to the Custodian which is not contrary to the provisions of this Agreement.

(b)	Standard of Care.

1.	The Custodian will use reasonable care, prudence and diligence with respect to its obligations under this Agreement and the safekeeping of property of the Portfolios. The Custodian shall be liable to, and shall indemnify and hold harmless, the Fund from and against any loss which shall occur as the result of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence with respect to their respective obligations under this Agreement and the safekeeping of such property. The determination of whether the Custodian or Sub-Custodian has exercised reasonable care, prudence and diligence in connection with their obligations under this Agreement shall be made in light of prevailing standards applicable to professional custodians in the jurisdiction in which such custodial services are performed. In the event of any loss to the Fund by reason of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence, the Custodian shall be liable to the Fund only to the extent of the Fund’s direct damages and expenses, which damages, for purposes of property only, shall be determined based on the market value of the property which is the subject of the loss at the date of discovery of such loss and without reference to any special condition or circumstances.

Exhibit(g)(iii)

2.	The Custodian will not be responsible for any act, omission or default of, or for the solvency of, any Settlement System.

3.	The Custodian will not be responsible for any act, omission or default of, or for the solvency of, any broker or agent (not referred to in paragraph (b)(2) above) which it or a Sub-Custodian appoints and uses unless such appointment and use is made or done negligently or in bad faith. In the event such an appointment and use is made or done negligently or in bad faith, the Custodian shall be liable to the Fund only for direct damages and expenses (determined in the manner described in paragraph (b)(1) above) resulting from such appointment and use and, in the case of any loss due to an act, omission or default of such agent or broker, only to the extent that such loss occurs as a result of the failure of the agent or broker to exercise reasonable care (“reasonable care” for this purpose to be determined in light of the prevailing standards applicable to agents or brokers, as appropriate, in the jurisdiction where the services are performed).

4.	The Custodian shall be entitled to rely, and may act, upon the advice of counsel experienced in the matters that are subject of this Agreement (who may be counsel for the Fund) and shall be without liability for any action reasonably taken or omitted in good faith and without negligence pursuant to such advice.

5.	The Custodian shall be entitled to rely upon (x) any Instruction it receives pursuant to the applicable Sections of this Agreement that it reasonably believes to be genuine and to be from an Authorized Person and (y) information it receives from a Sub-Custodian in relation to Off-Book Cash Accounts, excluding information that the Custodian knows or reasonably should know is incorrect. In the event that the Custodian receives oral Instructions, the Fund or its designee shall cause to be delivered to the Custodian, by the close of business on the same day that such oral Instructions were given to the Custodian, written Instructions confirming such oral Instructions, whether by hand delivery, telex or otherwise. The Fund agrees that the fact that no such confirming written Instructions are received by the Custodian shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by the Fund. The Fund agrees that the Custodian shall incur no liability to the Fund in connection with (i) acting upon oral Instructions given to the Custodian hereunder, provided such instructions reasonably appear to have been received from an Authorized Person or (ii) deciding not to act solely upon oral Instructions, provided that the Custodian first contacts the giver of such oral Instructions and requests written confirmation immediately following any such decision not to act.

6.	The Custodian shall supply the Fund or its designee with such daily information regarding the cash and Securities positions and activity of each Portfolio as the Custodian and the Fund or its designee shall from time to time agree and details of all receipts and disbursements of any Off-Book Cash Account, which shall be a reflection of information received from the relevant Sub-Custodian by the Custodian. It is understood that such information will not be audited by the Custodian and the Custodian represents that such information will be the best information then available to the Custodian. The Custodian shall have no responsibility whatsoever for the pricing of Securities, pricing of Off-Book Cash Accounts, accruing for income, valuing the effect of Corporate Actions, or for the failure of the Fund or its designee to reconcile differences between the information supplied by the Custodian and information obtained by the Fund or its designee from other sources, including but not limited to pricing vendors and the Fund’s investment adviser. Subject to the foregoing, to the extent that any miscalculation by the Fund or its designee of a Portfolio’s net asset value is attributable to the willful misfeasance, bad faith or negligence of the Custodian (including any Sub-Custodian ) in supplying or omitting to supply the Fund or its designee with information as aforesaid, the Custodian shall be liable to the Fund for any resulting loss (subject to such de minimis rule of change in value as the Board of Directors may from time to time adopt).

Exhibit(g)(iii)

7.	In connection with the transfer of assets from a third party to the Custodian, the Fund may direct the Custodian to include in such accounts details of assets held by such third party on its system in anticipation of receipt of such assets. In such event, the Custodian shall have no custodial responsibility for such assets until they are actually received by the Custodian, the Custodian may conclusively rely on information received from the Fund, a Sub-Custodian in relation to Off-Book Cash Accounts, or a third party with regard to transitional assets or assets held outside of the Custodian’s custody.

8.	In the event of an error or omission in the processing or settlement of any transaction provided for hereunder, the Custodian, as soon as reasonably practicable in light of the circumstances surrounding such error or omission and its correction, shall take such action as it considers appropriate to place the Fund in the same or equivalent position as if the error or omission had not occurred.

(c)	Limit of Duties. Without limiting the generality of the foregoing, the Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

1.	The validity of the issue of any Securities purchased by any Portfolio, the legality of the purchase thereof, or the propriety of the amount specified by the Fund or its designee for payment therefor;

2.	The legality of the sale of any Securities by any Portfolio or the propriety of the amount of consideration for which the same are sold;

3.	The legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor;

4.	The legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;

5.	The legality of the declaration or payment of any dividend or distribution by the Fund; or

6.	The legality of any borrowing.

Exhibit(g)(iii)

(d)	Blanket Bond. The Custodian need not maintain any insurance for the exclusive benefit of the Fund, but hereby warrants that as of the date of this Agreement it is maintaining a bankers Blanket Bond and hereby agrees to notify the Fund in the event that such bond is canceled or otherwise lapses.

(e)	Further Limitation of Duties. Consistent with and without limiting the language contained in Section 19(b), it is specifically acknowledged that the Custodian shall have no duty or responsibility to:

1.	Question any Instruction or make any suggestions to the Fund or an Authorized Person regarding any Instruction;

2.	Supervise or make recommendations with respect to investments or the retention of Securities;

3.	Subject to Section 19(b)(3) hereof, evaluate or report to the Fund or an Authorized Person regarding the financial condition of any broker, agent or other party to which Securities are delivered or payments are made pursuant to this Agreement; or

4.	Review or reconcile trade confirmations received from brokers.

(f)	Amounts Due from or to Transfer Agent. The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to any Portfolio from the Transfer Agent or its designee nor to take any action to effect payment or distribution by the Transfer Agent or its designee of any amount paid by the Custodian to the Transfer Agent in accordance with this Agreement.

(g)	No Duty to Ascertain Authority. The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the Fund and specifically allocated to a Portfolio are such as may properly be held by the Fund under the provisions of the Declaration of Trust and the Prospectus.

(h)	Indemnification. The Fund agrees to indemnify and hold the Custodian harmless from all loss, cost, taxes, charges, assessments, claims, and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 and the 1940 Act and state or foreign securities laws) and reasonable expenses (including reasonable attorneys’ fees and disbursements) arising directly or indirectly from any action taken or omitted by the Custodian (i) at the request or on the direction of or in reliance on the advice of the Fund or in reasonable reliance upon the Prospectus or (ii) upon an Instruction; provided, that the foregoing indemnity shall not apply to any loss, cost, tax, charge, assessment, claim, liability or expense to the extent the same is attributable to the Custodian’s or any Sub-Custodian’s negligence, willful misconduct, bad faith or reckless disregard of duties and obligations under this Agreement or any other agreement relating to the custody of Fund property.

(i)	Taxes. The Fund agrees to hold the Custodian harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges on a Portfolio.

Exhibit(g)(iii)

(j)	Custodian Not Liable for Certain Losses. Without limiting the foregoing, the Custodian shall not be liable for any loss which results from:

1.	the general risk of investing;

2.	subject to Section 19(b) hereof, investing or holding property in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions or Sovereign Risk; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of property held pursuant to this Agreement;

3.	consequential, special or punitive damages for any act or failure to act under any provision of this Agreement, even if advised of the possibility thereof;

4.	the mispricing of Fund Assets or the value of an Off-Book Cash Account by any broker, pricing service or Sub-Custodian in relation to Off-Book Cash Accounts, or other person upon whose valuation the Custodian relies in good faith; provided that if the Custodian selected such broker, pricing service or Sub-Custodian, the Custodian shall have exercised reasonable care in selecting the same;

5.	any attempt by the Custodian to perform the applicable services hereunder to the extent the Custodian receives late any instruction, direction, document or other information reasonably requested by the Custodian and upon which the delivery of the relevant services hereunder is contingent; or

6.	the Custodian effecting any free payment against an expectation of receipt by the Fund of securities or other assets where such settlement procedures are in accordance with prevailing market practice or as directed by the Fund.

(k)	Force Majeure. No party shall be liable to the other for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to forces beyond its reasonable control, including but not limited to delays, errors or interruptions caused by the other party or third parties (including the Fund’s counterparties and such counterparty’s depository, custodian or financial institution or other intermediary or agent), any Sovereign Risk, the act of any other competent authority or any investment exchange or clearing house, storm, tempest, pandemic, accident, fire, computer error or failure, delay, lock-out or the breakdown, failure or malfunction in communications systems, market infrastructure or electronic transmission systems, unavailability of market prices or suspension of dealing on relevant exchanges, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion, fission or radiation, failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment, or acts of God; provided that with regard to the Custodian, the Custodian has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations and reasonable industry standards. The Custodian shall promptly notify the Fund upon the occurrence of any such event and use commercially reasonable efforts to minimize the effect of any such events.

In the event that the Fund reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than three (3) consecutive business days, the Fund may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Fund’s expense, contracting with another service provider to provide such services during such period; provided, that the Fund shall consult with the Custodian in good faith in connection with any such mitigation and the Custodian shall provide the Fund reasonable assistance in good faith in connection therewith; provided, further, that the Custodian shall resume providing, and the Fund shall pay for, such services when the Custodian resumes providing them, unless the Fund has terminated this Agreement pursuant to the terms of Section 21. Notwithstanding anything set forth in this Section 19(k), (i) in no event shall the Fund be obligated to pay any fees under this Agreement to the Custodian with respect to any services not actually provided during any event described in this Section 19(k), and (ii) the Fund shall have no responsibility to pay the Custodian for services temporarily performed by a third party service provider.

Exhibit(g)(iii)

(l)	Inspection of Books and Records. The Custodian shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, and under applicable federal and state laws. All such records shall be the property of the Fund and shall at all times during regular business hours of the Custodian be open for inspection by duly authorized officers, employees and agents of the Fund and by the appropriate employees of the Securities and Exchange Commission. Subject to confidentiality concerns of other of Custodian’s clients, the Custodian shall allow the Fund’s independent public accountant reasonable access to the records of the Custodian relating to Securities and Portfolios as required in connection with their examination of books and records pertaining to the Custodian’s affairs. Subject to restrictions under applicable law, the Custodian shall also seek to obtain an undertaking or other agreement to permit the Fund’s independent public accountant reasonable access to the records of any Sub-Custodian which has physical possession of any Securities and Portfolios as may be required in connection with the examination of the Fund’s books and records. The Custodian shall, at the Fund’s request, supply the Fund with a tabulation of Securities and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

(m)	Accounting Control Report. The Custodian shall provide, promptly, upon request of the Fund, such reports as are available concerning the internal accounting controls and financial strength of the Custodian.

(n)	Anti-Money Laundering. The Fund acknowledges that the Custodian’s provision of services under this Agreement is subject to sanctions and anti-money laundering laws in its country of domicile and certain other countries (money laundering includes any dealing with the proceeds of or assets used in connection with criminal activity, whenever committed) and that any dealing with funds or assets of any person or entity involved or suspected of involvement in terrorism, any terrorist act or terrorism financing or sanctioned activity may prohibit the Custodian from entering or concluding transactions involving those persons or entities. The Fund and the Portfolios agree that the Custodian may delay, block or refuse to make any payment, receive any money or deal with any asset if the Custodian believes on reasonable grounds making or receiving the payment or dealing with such asset in connection with the provision of services described hereunder may breach any law applicable relating to sanctions, anti-money laundering or criminal or terrorist or terrorism financing activities and that the Custodian will incur no liability to the Fund or the Portfolios if acting (or failing to act) on reasonable grounds pursuant to the foregoing. To the extent permitted by law, the Custodian will promptly provide the Fund with notice, which, if practicable, will be prior notice, if it is unable to act as a result of this Section 19(n). The Fund will, in a timely manner, provide all information and documents to the Custodian that the Custodian reasonably requires to comply with laws applicable to it in connection with anti-money laundering or criminal or terrorist or sanctioned activities as they affect the provision of services described hereunder and the Fund and the Portfolios agree, in accordance with this Section 19(n), the Custodian may disclose such information where required by applicable law. The Fund and the Portfolios acknowledge that the Custodian is subject to anti-bribery legislation in its country of domicile and certain other countries and is required to put in place adequate procedures designed to prevent persons associated with the Custodian from undertaking conduct involving or suspected of involving bribery.

Exhibit(g)(iii)

(o)	Data Protection. The Custodian will take commercially reasonable steps to comply with state and federal laws and regulations regarding confidentiality, privacy, and security applicable to the Custodian in its provision of services hereunder and to comply with its internal data protection guidelines in place from time to time. Upon written request, the Custodian will provide documentation to the Fund summarizing the Custodian’s policies with respect to data protection and cybersecurity.

20.	Representations and Warranties.

(a)	The Fund hereby represents and warrants to Custodian that: (1) it has full authority and power to deposit and control the Securities and moneys deposited in the Portfolios; (2) it has all necessary authority to use Custodian as its custodian; (3) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and (4) it shall have full authority and power to borrow moneys and enter into foreign exchange transactions.

(b)	The Custodian hereby represents and warrants to the Fund that: (1) it has the full power and authority to perform its obligations hereunder; (2) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and (3) that it has taken all necessary action to authorize the execution and delivery hereof.

21.	Term and Termination.

(a)	This Agreement shall become effective on the date first set forth above (the “Effective Date”) and shall continue in effect thereafter until terminated in accordance with Section 21(b).

(b)	Either of the parties hereto may terminate this Agreement with respect to any Portfolio by giving to the other party a notice in writing specifying the date of such termination, which, in case the Fund is the terminating party, shall be not less than 60 days after the date of Custodian receives such notice or, in case the Custodian is the terminating party, shall be not less than 90 days after the date the Fund receives such notice.

In the event such notice is given by the Custodian, the Fund shall, on or before the termination date, deliver a notice in writing designating a successor custodian or custodians. In the absence of such designation by the Fund, the Custodian may designate a successor custodian, which shall be a person qualified to so act under the 1940 Act. If the Fund fails to designate a successor custodian with respect to any Portfolio, the Fund shall upon the date specified in the notice of termination of this Agreement and upon the delivery by the Custodian of all Securities (other than Securities held in the Book-Entry System which cannot be delivered to the Fund) and moneys of such Portfolio, be deemed to be its own custodian and the Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities held in the Book Entry System which cannot be delivered to the Fund.

Exhibit(g)(iii)

(c)	Upon the date set forth in such notice under paragraph (b) of this Section 21, this Agreement shall terminate to the extent specified in such notice, and the Custodian shall upon receipt of a notice of acceptance by the successor custodian on a date to be mutually agreed between the Fund and the Custodian, the Custodian shall deliver directly to the successor custodian all Securities and moneys then held by the Custodian and specifically allocated to the Portfolio or Portfolios specified, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled with respect to such Portfolio or Portfolios.

22.	Confidentiality.

(a)	Subject to Section 22(b) the Custodian will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by applicable law, a regulator with jurisdiction over the Custodian’s business or with the consent of the Fund.

(b)	The Fund authorizes the Custodian to disclose Confidential Information to: (i) any Sub-Custodian, subcontractor, agent, securities depository, securities exchange, broker, third party agent, proxy solicitor, issuer, regulator, Settlement System or any other person if the Custodian believes it is reasonably required in connection with the Custodian’s provision of relevant services under this Agreement; (ii) its professional advisors, auditors or public accountants; (iii) its affiliates, and (iv) any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

23.	Miscellaneous.

(a)	Authorized Persons. Annexed hereto as Schedule A is a certification signed by any present officer of the Fund setting forth the names of the present Authorized Persons. The Fund agrees to furnish to the Custodian a new certification in similar form in the event that any such present Authorized Person ceases to be such an Authorized Person or in the event that other or additional Authorized Persons are elected or appointed. Until such new certification is received by the Custodian, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Instructions which Custodian reasonably believes were given by an Authorized Person, as identified in the last delivered certification. Unless such certification specifically limits the authority of an Authorized Person to specific matters or requires that the approval of another Authorized Person is required, Custodian shall be under no duty to inquire into the right of such person, acting alone, to give any instructions whatsoever under this Agreement.

(b)	Notices to the Custodian. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its offices at its address stated on the first page hereof or at such other place as the Custodian may from time to time designate in writing.

(c)	Notices to the Fund. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund, shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its offices at its address shown on the first page hereof or at such other place as the Fund may from time to time designate in writing.

Exhibit(g)(iii)

(d)	Amendments. Except as expressly provided herein, Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

(e)	Assignments. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Custodian, or by the Custodian without the written consent of the Fund, and any attempted assignment without such written consent shall be null and void.

(f)	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois.

(g)	Headings. The captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(h)	Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

(i)	Waiver. No failure or delay of either party to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege as herein provided. Any waiver must be in writing signed by the waiving party.

(j)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary.

(k)	Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof. For the avoidance of doubt, the parties hereto acknowledge and agree that as of the date hereof this Agreement amends and restates in its entirety the terms and provisions of the Custody Agreement, dated as of August 12, 2009, between the Fund and the Custodian, as amended, restated or otherwise modified from time to time prior to the date hereof.

(l)	Personal Liability. The Fund and the Custodian agree that the obligations of the Fund under this Agreement shall not be binding upon any member of the Board of Directors or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund or of the appropriate Portfolio(s) thereof. The execution and delivery of this Agreement have been duly authorized by the Fund and signed by an authorized officer of the Fund, acting as such, but neither such authorization by the Fund nor such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Directors or by any officer or shareholder of the Fund individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund or of the appropriate Portfolio(s) thereof.

Exhibit(g)(iii)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS

By:	/s/ Robert Kurinsky
Name:	Robert Kurinsky
Title:	Vice President and Treasurer

The undersigned, Christina E. Algozine does hereby certify that he/she is the duly elected, qualified and acting Assistant Secretary of Driehaus Mutual Funds (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Custody Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/Christina E. Algozine
Assistant Secretary
Driehaus Mutual Funds

THE NORTHERN TRUST COMPANY

By:	/s/ Chad Hecht
Name:	Chad Hecht
Title:	Vice President

Exhibit(g)(iii)

SCHEDULE A

CERTIFICATION OF AUTHORIZED PERSONS

Pursuant to Sections 1(b) and 23(a) of the Agreement, the undersigned officers of Driehaus Mutual Funds hereby certify that the person(s) whose name(s) appear(s) below have been duly authorized by the Board of Directors to give Instructions on behalf of the Fund.

The following persons are designated as Authorized Persons for purposes of giving instructions, either written or oral, to Northern Trust, in its capacity as custodian for the Funds:

Stephen Weber

Janet McWilliams

Christina Algozine

Cheryl Myhre

Robert Kurinsky

Anne Kochevar

Damian Gaj

Adam Poor

James Hurley

Malinda Sanborn

Matt Tutaj

Erin Mosher

Christian Pontarelli

Charise Washington

Amy Leuzzi

Angela LoCicero

and from Independent Contractor Pavlina Halikova

The following persons are designated as Authorized Persons for purposes of giving instructions, either written or oral, to Northern Trust in its capacity as Transfer Agent for the Funds:

Stephen Weber

Janet McWilliams

Christina Algozine

Sarah Greene

Malinda Sanborn

Robert Kurinsky

Anne Kochevar

Amy Leuzzi

Tom Seftenberg

Matt Tutaj

The following persons are designated as Authorized Persons for purposes of giving instructions, either written or oral, to Northern Trust in its capacity as Administrator and Fund Accountant for the Funds:

Stephen Weber

Janet McWilliams

Christina Algozine

Damian Gaj

Exhibit(g)(iii)

James Hurley

Matt Tutaj

Amy Leuzzi

Angela LoCicero

Robert Kurinsky

Anne Kochevar

Cheryl Myhre

Christian Pontarelli

Adam Poor

Malinda Sanborn

Erin Mosher

Charise Washington

For the purposes of providing authorization or approval to Northern Trust for the payment or reimbursement of expenses by the Funds to a third party, the Authorized Persons shall be limited to only those persons who are Officers of the Trust.

Northern Trust is authorized to rely upon these resolutions until Northern Trust receives written declaration to the contrary by an officer of the Trust.

Certified as of the 10th day of September, 2025:

OFFICER:	OFFICER:

/s/Janet McWilliams	/s/Christina E. Algozine
Janet McWilliams	Christina E. Algozine
Chief Legal Officer	Assistant Secretary

Exhibit(g)(iii)

SCHEDULE B

LIST OF FUNDS

Driehaus Emerging Markets Growth Fund

Driehaus International Small Cap Growth Fund

Driehaus Emerging Markets Small Cap Growth Fund

Driehaus Event Driven Fund

Driehaus Micro Cap Growth Fund

Driehaus Small Cap Growth Fund

Driehaus Global Fund

Driehaus Small/Mid Cap Growth Fund

Driehaus International Developed Equity Fund

Acceptance of Schedule as of September 10, 2025

DRIEHAUS MUTUAL FUNDS

By:	/s/ Robert Kurinsky
Name:	Robert Kurinsky
Title:	Vice President and Treasurer Driehaus Mutual Funds

The undersigned, Janet McWilliams, does hereby certify that he/she is the duly elected, qualified and acting Chief Legal Officer of Driehaus Mutual Funds (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Custody Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Janet McWilliams
Chief Legal Officer
Driehaus Mutual Funds

Exhibit(g)(iii)

SCHEDULE C

FEE SCHEDULE

[Insert]

Exhibit(g)(iii)

SCHEDULE D

(Countries for which Custodian shall not have responsibility under
Section 3A for managing foreign custody arrangements)

As identified as part of the Global Networks of Markets & Subcustodians available on Atlas Market Interactive